Exhibit 99.1

Foothills Exploration, Inc. Announces Farm out Agreement With Koch Exploration Company

Marketwired November 10, 2016

Comment

DENVER, CO—(Marketwired - November 10, 2016) - Foothills Exploration, Inc. (FTXP) (the "Company" or "FTXP"), an independent oil and gas exploration company engaged in the acquisition and development of oil and gas properties in the Rockies, and Gulf Coast, is pleased to announce that it has entered into a farm-out agreement with Koch Exploration Company, LLC ("Koch"), a subsidiary of Koch Industries, Inc., in relation to the Ironwood and Paw Paw Prospects located in the Big Horn Basin of Wyoming.

"We're pleased to have reached an agreement with Koch Exploration Company, LLC. This adds to our existing developmental acreage inventory in Wyoming, bringing the total up to over 50,000 acres," commented B.P. Allaire, Chief Executive Officer. "The Company has already completed detailed work on the Paw Paw prospect, including geological analysis, 3-D seismic interpretation and we are now in midst of preparations to commence drilling operations. Key to this agreement will be the ability for the Company to drill our first well before the end of 2016," added Allaire.

The Ironwood and Paw Paw prospects cover about 10,583 acres with total possible recoverable reserves from the two prospects amounting to approximately 7 million barrels of oil. The farm-out agreement provides the Company with access to an immediate drilling prospect, defined by 3-D seismic with short and long-term production potential. The team at FTXP believes that the Paw Paw and Ironwood prospects considerably increase the Company's potential scope of operations in the Rockies.

Ironwood Prospect
The Ironwood Prospect is a 6,115 acre updip field extension play. The adjacent Cotton Creek Field produced approximately 67 million barrels of oil ("MMBO") and 68 billion cubic feet of gas ("BCFG") primarily from the Phosphoria formation. Koch's evaluations and the Company's preliminary analyses both indicate that the play has a potential estimated ultimate recovery ("EUR") of 5MMBO. The Ironwood prospect has both vertical and horizontal development opportunities, with a potential of 9 vertical wells using 80-acre spacing or 12 horizontal wells on 320-acre spacing. The Company anticipates drilling its first well on this prospect during the first half of 2017.

Paw Paw Prospect
The Paw Paw prospect covers 4,467 acres and is a direct analog to the highly productive Enigma Field (EUR 3.788 million barrels of oil, Tensleep Formation) located only two miles away. The Tensleep Formation has a history of prolific production and there are two nearby analogues. The Paw Paw prospect has a potential primary and secondary recovery of up to 2 million barrels of oil. The Company plans to complete drilling a test well on the Paw Paw prospect targeting the Tensleep Formation before the end of 2016.

"We think this is an attractive opportunity for the Company to increase its acreage position in the Rockies while applying our internal expertise in interpreting 2-D and 3-D seismic data to develop two prospects with significant long-term revenue potential" said Mr. Allaire. FTXP intends to drill a conventional 4,500 foot well on the Paw Paw prospect to test the Tensleep Formation before December 13, 2016. "As part of the agreement between us," noted Mr. Allaire, "Koch will build the drill site location and conduct temporary operations for the benefit of FTXP to the point of conductor pipe." FTXP will reimburse Koch for all costs that it incurs on the Company's behalf and FTXP will assume well operations once all rights and permits have been transferred. FTXP will earn a 100% working interest on the initial Paw Paw well until payout. After payout Koch will back in for a 25% working interest on the initial well and any subsequent wells drilled on the prospect. For any subsequent wells drilled on the Paw Paw prospect, Koch has agreed to pay its proportionate 25% share of the drilling and completion costs with FTXP paying the remaining share.

In order to earn a 75% working interest in the Ironwood prospect, the Company has agreed to pay 100% of the costs to drill and complete (to the tanks) a test well to the Phosphoria Formation on or before July 1, 2017. Koch agreed to pay its proportionate 25% interest on any additional wells drilled on the Ironwood prospect after the initial test well.

About the Company
FTXP, through its wholly owned subsidiary Foothills Petroleum, Inc., a Nevada corporation ("Foothills"), is an early stage, independent oil and gas exploration and development company engaged in the acquisition and development of oil and gas properties in the Rockies and Gulf Coast. Foothills intends to acquire dislocated and underdeveloped oil and gas assets and seeks to maximize those assets to create shareholder value. Foothills maintains its principal executive office in Denver, Colorado.

Forward Looking Statements
All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions we made based on management's experience, perception of historical trends and technical analyses, current conditions, capital plans, drilling plans, production expectations, our abilities to raise adequate additional capital to support our acquisition, development and drilling activities, anticipated future developments, and other factors believed to be appropriate and reasonable by management. When used in this release, words such as "will," "possible," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," "strategy," "future" or their negatives or the statements that include these words or other words that convey the uncertainty of future events or outcomes, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular, statements, express or implied, concerning our future operating results and returns or our ability to acquire or develop proven or probable reserves, our ability to replace or increase reserves, increase production, or generate income or cash flows are forward-looking statements.

Forward-looking statements are not guarantees of performance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. As a result no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. We are currently a pre-revenue company and our securities are subject to considerable risk. Investors are cautioned to review FTXP's filings with the Securities and Exchange Commission for a discussion of risk and other factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development or otherwise, except as may be required by law.